Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Civista Bancshares, Inc. on Form S-3 of our report dated March 6, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Civista Bancshares, Inc., appearing in the 2017 Annual Report to the Shareholders’ and incorporated by reference in the Annual Report on Form 10-K of Civista Bancshares, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/ S.R. Snodgrass, P.C.
Cranberry Township, Pennsylvania
August 24, 2018

S.R. Snodgrass, P.C.  ●  2009 Mackenzle Way, Sulte 340  ●  Cranberry Township, Pennsylvanla 16066  ●  Phone: 724-934-0344  ●  Fax: 724-934-0345